UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 30, 2014

Date of Report (Date of earliest event reported)

PEERLESS SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-21287 (Commission File Number)	95-3732595 (IRS Employer Identification Number)

1055 Washington Blvd., 8th Floor

Stamford, CT 06901

(Address of principal executive offices) (Zip Code)

(203) 350-0040

(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Employment Agreement with Yi Tsai

Peerless Systems Corporation, a Delaware corporation (the “Company”), has entered into an Employment Agreement (the “Employment Agreement”), dated July 30, 2014, with Yi Tsai, the Company’s Chief Financial Officer. Mr. Tsai has served as the Company’s Chief Financial Officer since January 14, 2013.

Under the Employment Agreement, Mr. Tsai is an employee at will and has an annual base salary of $150,000 effective July 16, 2014.  The Company granted to Mr. Tsai (a) 15,000 restricted shares (the “Restricted Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”) and (b) an option (the “Option”) to purchase 15,000 shares of Common Stock with an exercise price of $3.66 per share. The Restricted Shares and Option shall each vest upon the Company’s timely filing of its Annual Report on Form 10-K for the fiscal year ending January 31, 2015 with the U.S. Securities and Exchange Commission, provided that Employee remains an employee in good standing continuing to fulfill his duties as the Company’s chief financial officer at the time of filing. If Mr. Tsai’s employment is terminated without “Cause” (a) within 12 months after a Change of Control (as defined in the Employment Agreement), he will receive a severance payment of $75,000 and (b) the Restricted Shares and Option shall vest on a pro rata basis as set forth in the Employment Agreement.

The foregoing is a summary of the material terms of the Employment Agreement. Reference should be made to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1, for a complete understanding of its terms.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) On July 30, 2014, the Company entered into the Employment Agreement with Mr. Tsai, its Chief Financial Officer, which included various provisions relating to Mr. Tsai’s compensation. For a brief description of the terms and conditions of the Employment Agreement and the amounts payable to Mr. Tsai thereunder, please see the description of the material terms and conditions of the Employment Agreement in Item 1.01 above.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement, dated as of July 30, 2014, between Peerless Systems Corporation and Yi Tsai.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEERLESS SYSTEMS CORPORATION

Date: July 31, 2014	By:	/s/ Timothy E. Brog
		Name:	Timothy E. Brog
		Title:	Chief Executive Officer